Daktronics, Inc. Announces Record Second Quarter Fiscal 2009 Results

• Net sales increase 29 percent, net income up 52 percent compared to second quarter fiscal 2008

• Backlog totals $134 million, excluding the recently announced $27 million order for the New Meadowlands Stadium

• Operating expenses decline from fiscal 2009 first quarter

Brookings, S.D. – Nov. 25, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2009 second quarter net sales of $169.7 million and net income of $12.2 million, or $0.30 per diluted share, compared to net sales of $131.4 million and net income of $8.0 million, or $0.19 per diluted share, for the second quarter of fiscal 2008. Backlog at the end of the 2009 second quarter was approximately $134 million, compared to a backlog of approximately $119 million a year earlier, and $173 million at the end of the first quarter of fiscal 2009.

Net sales, net income and earnings per share for the six months ended November 1, 2008 were $330.9 million, $21.9 million and $0.53 per diluted share, respectively. This compares to $252.4 million, $15.1 million and $0.37 per diluted share, respectively, for the same period in fiscal 2008. The first quarter and the first half of fiscal 2009 contained one additional week as compared to the first quarter and the first half of fiscal 2008.

Orders for the second quarter of fiscal 2009 were up over 20 percent as compared to the second quarter of fiscal 2008. For the first half of fiscal 2009, order bookings increased approximately 18 percent as compared to the first half of fiscal 2008. These numbers exclude the recently announced orders for the New Meadowlands Stadium and two major league baseball facilities, which are expected to book in the third quarter of fiscal 2009.

“Our financial performance in the second quarter of fiscal 2009 was strong, as we exceeded our goals on earnings, gross profit margins and operating margins,” said Jim Morgan, president and chief executive officer. “I want to take this opportunity to commend and thank all of our employees for their dedication in helping us achieve these record results. However, this second quarter performance was tempered by the announcement that one of our major billboard customers was going to curtail their digital billboard spending in calendar year 2009. This event, coupled with our lowered order expectations for the rest of the Commercial business unit, led us to lower our estimates for fiscal year 2009, which we announced earlier this month. We have initiated cost reduction measures to grow free cash flow for the long-term while not risking our long-term opportunities or taking away the focus on orders in the near term.”

Morgan added, “Our Live Events business unit continued to show strength and we have not yet seen any material adverse implications in this business due to economic conditions. In November, we booked a second part of the New Meadowlands Stadium order for approximately $27 million. We also received nonbinding commitments for two major league baseball facilities that represent approximately $16 million and are expected to book before the end of the fiscal 2009 third quarter. Although our backlog is sequentially lower at the end of the fiscal 2009 second quarter, keep in mind that none of these orders are in the backlog number. Year-to-date orders, excluding these orders, are up approximately 45 percent for the Live Events business unit. Although the outlook for Live Events in fiscal year 2010 is still uncertain, historically it has been a business that shows some resistance to economic pressures, and we expect it to grow over the long-term.

“Orders in our International business unit remained flat year-to-date as compared to the first half of fiscal 2008. We have some significant opportunities in our pipeline, however the timing and probabilities are difficult to project and we have not factored them into our latest annual revenue guidance. We remain optimistic about the long-term growth opportunities for our International business,” continued Morgan.

The Commercial business unit orders are up four percent on a year-to-date basis, well below the Company’s original forecast for the year. Orders for digital billboards fell by approximately 35 percent in the second quarter of fiscal 2009, compared to the second quarter of fiscal 2008. The Company anticipates continued weakness in this business unit until economic conditions improve.

“The Schools and Theatres business unit experienced some weakness in orders for the second quarter of fiscal 2009 that we had not expected, due at least in part to extended lead times in the first quarter of fiscal year 2009. We continue to work on shortening lead times, which is critical to achieving our long-term growth objectives. We believe that as a result of the strength of our product line, including our standard video systems, and our service network we are positioned for long-term growth and success in the Schools and Theatres business unit,” said Morgan.

The Transportation business unit continued to meet original order expectations and has grown more than 18 percent year-to-date as compared to the first two quarters of fiscal 2008. The Company expects that this growth will continue given the government’s continued interest in improving the United States transportation infrastructure.

Morgan continued, “To achieve our goals for cost reductions, we intend to closely examine all areas of the business and selectively adjust where necessary, without compromising our long-term opportunities. These cost reductions include a decrease in our labor force, primarily through attrition, additional field office consolidations, as well as challenging our employees to reduce all spending that is discretionary and not essential to our long-term strategy and order goals. We are also reducing our capital expenditures estimates to approximately $32 million for fiscal 2009.

“We expect to continue to invest in our services business, key product development initiatives, systems and process improvements, and areas that offer sales growth opportunities,” said Morgan. “This approach may cause operating margin pressure in the short-term, but we believe that for the long-term we will be much stronger and better positioned when the economy improves. We intend to remain positioned to effectively respond to increased demand when it occurs. Operationally, we will be working to increase the flexibility between our plants. This will require some relatively small investments in the short term, but should allow better utilization of the plants going forward as product mix varies.”

“Gross margin percents for the quarter were in line with expectations and included higher warranty and inventory costs as forecasted,” said Bill Retterath, chief financial officer. “We are optimistic that we can improve gross profit margins for the remainder of fiscal 2009 and into fiscal 2010. We expect that improvements in product margins and reductions in warranty and inventory costs will offset the costs of excess capacity created by lower levels of sales.”

Retterath added, “In the second quarter of fiscal 2009, we once again demonstrated our commitment to expense control with total operating expenses up only four percent as compared to the second quarter of fiscal 2008, and as compared to the 29 percent increase in net sales for the same period. Operating expenses for the fiscal 2009 second quarter declined $1.5 million, or approximately six percent, as compared to the 2009 fiscal first quarter, which contained one additional week. On a year-to-date basis, operating expenses are up approximately 12 percent prior to adjusting for the extra week in the first quarter of fiscal 2009 as compared to the first half of fiscal 2008.”

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2008 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	November 1,	October 27,	November 1,	October 27,
	2008	2007	2008	2007
Net sales	$169,697	$131,436	$330,926	$252,359
Cost of goods sold	121,486	92,236	237,367	176,280
Gross profit	48,211	39,200	93,559	76,079

Operating expenses:
Selling	15,526	15,162	31,890	30,006
General and administrative	7,554	6,434	15,236	12,436
Product design and development	5,286	5,266	11,833	10,022
	28,366	26,862	58,959	52,464
Operating income	19,845	12,338	34,600	23,615

Nonoperating income (expense):
Interest income	511	463	1,047	847
Interest expense	(57)	(324)	(164)	(750)
Other income (expense), net	(1,334)	(204)	(1,679)	(505)

Income before income taxes	18,965	12,273	33,804	23,207
Income tax expense	6,768	4,264	11,881	8,086
Net income	$12,197	$8,009	$21,923	$15,121

Weighted average shares outstanding:
Basic	40,478	39,818	40,440	39,732
Diluted	41,221	41,436	41,286	41,359

Earnings per share:
Basic	$0.30	$0.20	$0.54	$0.38
Diluted	$0.30	$0.19	$0.53	$0.37

Cash dividend paid per share	$--	$--	$0.09	$0.07

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	November 1,
	2008	April 26,
	(unaudited)	2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$9,063	$9,782
Accounts receivable, less allowance for doubtful accounts	72,641	56,516
Inventories	57,998	50,525
Costs and estimated earnings in excess of billings	32,123	27,126
Current maturities of long-term receivables	8,722	7,435
Prepaid expenses and other	4,843	4,796
Deferred income taxes	9,457	9,517
Total current assets	194,847	165,697

Advertising rights, net	3,006	3,457
Long-term receivables, less current maturities	18,012	16,837
Investments in affiliates	3,679	2,998
Goodwill	4,532	4,722
Intangible and other assets	2,954	3,102
Deferred income taxes	394	143
	32,577	31,259
PROPERTY AND EQUIPMENT:
Land	2,757	3,190
Buildings	50,257	49,464
Machinery and equipment	48,522	44,743
Office furniture and equipment	51,446	45,482
Equipment held for rental	3,293	2,658
Demonstration equipment	8,341	7,516
Transportation equipment	5,806	6,106
	170,422	159,159
Less accumulated depreciation	(70,950)	(61,636)
	99,472	97,523
TOTAL ASSETS	$326,896	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	November 1,
	2008	April 26,
	(Unaudited)	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,228	$31,540
Accrued expenses and warranty obligations	32,830	26,100
Current maturities of long-term debt and marketing obligations	339	910
Billings in excess of costs and estimated earnings	18,043	24,560
Customer deposits	13,591	12,113
Deferred revenue	9,257	6,980
Income taxes payable	2,871	949
Total current liabilities	113,159	103,152

Long-term debt, less current maturities	34	55
Long-term marketing obligations, less current maturities	709	646
Long-term warranty obligations and other payables	4,857	3,766
Deferred income taxes	3,607	3,607
	9,207	8,074
TOTAL LIABILITIES	122,366	111,226

SHAREHOLDERS’ EQUITY:
Common stock	26,973	25,638
Additional paid-in capital	12,152	10,398
Retained earnings	166,200	147,912
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(786)	(686)
TOTAL SHAREHOLDERS’ EQUITY	204,530	183,253
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$326,896	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	November 1, 2008	October 27, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,923	$15,121
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	11,872	10,042
Amortization	157	154
Gain on sale of property and equipment	(977)	(4)
Stock-based compensation	1,594	1,156
Equity in earnings and losses of affiliates	1,266	862
Provision for doubtful accounts	69	94
Deferred income taxes, net	(191)	(59)
Change in operating assets and liabilities	(20,021)	(1,378)
Net cash provided by operating activities	15,692	25,988

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,569)	(22,382)
Loans to equity investees	(500)	--
Cash consideration paid for equity method investments	--	(750)
Proceeds from sale of property and equipment	2,947	379
Net cash used in investing activities	(14,122)	(22,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on notes payable	(546)	628
Proceeds from exercise of stock options and warrants	578	905
Excess tax benefits from stock-based compensation	159	267
Principal payments on long-term debt	--	(508)
Dividend paid	(3,635)	(2,770)
Net cash used in financing activities	(3,444)	(1,478)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	237	(220)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,637)	1,537

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	9,325	2,590

CASH AND CASH EQUIVALENTS END OF PERIOD	$7,688	$4,127

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Daktronics, Inc. and Subsidiaries

Sales and Orders By Segment

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	November 1,	October 27,	November 1,	October 27,
	2008	2007	2008	2007
Net sales
Commercial	$47,794	$40,910	$96,184	$83,251
Live Events	78,403	48,072	141,491	95,376
Schools & Theatres	22,680	19,211	39,661	36,673
Transportation	8,727	10,319	18,299	18,098
International	12,093	12,924	35,291	18,961
Total Net Sales	$169,697	$131,436	$330,926	$252,359

Orders
Commercial	$38,962	$46,737	$89,672	$86,169
Live Events	61,157	30,012	120,322	83,039
Schools & Theatres	12,281	14,488	36,642	36,398
Transportation	7,761	6,340	17,920	15,125
International	11,798	11,713	24,673	24,945
Total Orders	$131,959	$109,290	$289,229	$245,676

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